EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) of Illumina, Inc. pertaining to the Amended and Restated 2005 Stock and Incentive Plan and Amended and Restated 2000 Employee Stock Purchase Plan of our reports dated February 22, 2008, with respect to the consolidated financial statements and schedule of Illumina, Inc., and the effectiveness of internal control over financial reporting of Illumina, Inc. included in its Annual Report (Form 10-K) for the year ended December 30, 2007, filed with the Securities and Exchange Commission.
San Diego, California
May 27, 2008